UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 9, 2005

ENTRÉE GOLD INC. (Exact name of registrant as specified in charter)

British Columbia, Canada (Jurisdiction of Incorporation)	001-32570 (Commission file number)	Not Applicable (I.R.S. Employer Identification No.)

Suite 1201, 1166 Alberni St. Vancouver, BC V6E 3Z3 (Address of principal executive offices)

Registrant's telephone number, including area code:  604-687-4777

Not Applicable
(Former name or address, if changed since last report)

Item 5. Other Information

        On September 9, 2005, the Registrant elected to begin filing all future periodic reports with the United States Securities and Exchange Commission (SEC) in accordance with the filing requirements and rules of a foreign private issuer. The election was made on the basis that the Registrant is incorporated in Canada and meets the definition of a “foreign private issuer” pursuant to SEC Rule 3b-4, as less than 50 percent of the Registrant’s outstanding voting securities are directly or indirectly held of record by residents of the United States and none of the Registrant’s officers or directors are citizens or residents of the United States (save and except for one independent director out of a Board of five directors), none of the Registrant’s assets are located in the United States and the business of the Registrant is administered outside of the United States. The election was made to streamline the Registrant’s administrative operations and reporting obligations. Filings and rules that applied under the Registrant’s previous system of filing using forms designated for U.S. domestic issuers, such as annual and quarterly reports under Forms 10-KSB and 10-QSB, and material change reports under Form 8-K will no longer apply to the Registrant.

        As a foreign private issuer, the Registrant’s reporting requirements will now generally consist of filing an annual report under Form 40-F and, under cover of Form 6-K, information which is material with respect to the Registrant and its subsidiaries concerning; changes in business; changes in management or control; acquisitions or dispositions of assets; bankruptcy or receivership; changes in registrant’s certifying accountants; the financial condition and results of operations; material legal proceedings; changes in securities or in the security for registered securities; defaults upon senior securities; material increases or decreases in the amount outstanding of securities or indebtedness; the results of the submission of matters to a vote of security holders; transactions with directors, officers or principal security holders; the granting of options or payment of other compensation to directors or officers; and any other information which the registrant deems of material importance to security holders. The Registrant will continue to (i) make public all reports required under the laws of the jurisdiction of its domicile or under which it is incorporated, (ii) file all reports required to be filed with any stock exchange in which the Registrant’s securities are listed or quoted for trading and (iii) distribute all reports required to be distributed to its securityholders.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 14, 2005 (Date)	ENTRÉE GOLD INC. By: /s/ Hamish Malkin Hamish Malkin, Secretary and Chief Financial Officer

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